Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-258535, 333-270568, 333-277801 and 333-285641) on 1933 Act Form S-8 of our report dated March 16, 2026 with respect to the consolidated financial statements of Teads Holding Co. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
March 16, 2026